539 International New Opportunities Fund Attachment
09/30/2003 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74 U1
Class A		53,460
Class B		42,127
Class C		  2,190
74 U2
Class M		  3,171

74 V1
Class A		9.01
Class B		8.43
Class C		8.69
74 V2
Class M		8.64